Annual Report

Cover Page

Name of issuer:

EVELO, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: NY

Date of organization: 1/20/2012

Physical address of issuer:

1411 34th Ave
Seattle WA 98122

Website of issuer:

www.evelo.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

9

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,086,110.00	$1,248,497.00
Cash & Cash Equivalents:	$288,079.00	$505,168.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$64,101.00	$0.00
Long-term Debt:	$471,138.00	$389,412.00
Revenues/Sales:	$3,036,164.00	$2,786,819.00
Cost of Goods Sold:	$1,673,618.00	$1,433,694.00
Taxes Paid:	$0.00	$0.00
Net Income:	($286,543.00)	($436,088.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

EVELO, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Yevgeniy Mordkovich	CTO	Evelo	2012
Boris Mordkovich	CEO	Evelo	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Yevgeniy Mordkovich	CTO	2012
Boris Mordkovich	CEO	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Boris Mordkovich	2500000.0 Common Stock	34.28
Yevgeniy Mordkovich	2500000.0 Common Stock	34.28

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Our industry requires us to stay innovative. Over the last few years, we have introduced several new products to market. While this has allowed us to achieve our current levels of revenue, to succeed in the industry, it is important to be able to introduce new products each year that are innovative, priced appropriately, and have customer appeal. The level at which we are designing our new products is higher than what we have done previously. It may be possible that the products will get delayed in design or production and take longer than expected or not get released at all, which could have a material adverse effect on our business, financial condition or results of operations.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter. Sales of bicycle products may be seasonal in certain parts of the world. Weather conditions may also negatively impact sales. These factors could have a material adverse effect on our business, results of operations, and financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products. We often schedule internal production and place orders for products with independent manufacturers before our customers' orders are firm. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of product to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include:

- an increase or decrease in consumer demand for our products or for products of our competitors;
- our failure to accurately forecast customer acceptance of new products;
- new product introductions by competitors;
- unanticipated changes in general market conditions or other factors, which may result in cancellations of orders;
- weak economic conditions or consumer confidence, which could reduce demand for discretionary items such as our products; and
- terrorism or acts of war, or the threat of terrorism or acts of war, which could adversely affect consumer confidence and spending or interrupt production and distribution of product and raw materials.

There can be no assurance that we will be able to successfully manage inventory levels to exactly meet future order and reorder requirements.

Portions of our operating expenses and costs of goods sold are relatively fixed, and we may have limited ability to reduce expenses sufficiently in response to any revenue shortfalls. Many of our operating expenses are relatively fixed. We may not be able to adjust our operating expenses or other costs sufficiently to adequately respond to any revenue shortfalls. If we are unable to reduce operating expenses or other costs quickly in response to any declines in revenue, it would negatively impact our operating results, financial condition and cash flows.

We are dependent upon certain key members of management. Our success will depend to a significant degree on the abilities and efforts of our senior management. Moreover, our success depends on our ability to attract, retain and motivate qualified management, marketing, technical and sales personnel. These people are in high demand and often have competing employment opportunities. The labor market for skilled employees is highly competitive and we may lose key employees or be forced to increase their compensation to retain these people. Employee turnover could significantly increase our recruitment, training and other related employee costs. The loss of key personnel, or the failure to attract qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

We are an early stage company and are not currently profitable. We cannot be certain that our business will be successful or that it will generate significant revenues and become profitable. An investment into an early stage corporation is very risky and we cannot guarantee the future success of our business.

We may have a need for additional funding. We may have substantial future cash requirements but no assured financing source to meet such requirements. We do not know whether additional financing will be available when needed or on terms favorable to us or our shareholders. We may raise necessary funds through public or private equity offerings or debt financings, among other methods. To the extent that we raise additional capital by issuing equity securities, our shareholders will experience dilution.

We may face product liability claims and recalls. We face an inherent risk of exposure to product liability claims if the use of our products results, or is alleged to result, in personal injury and/or property damage. If we manufacture a defective product or if component failures result in damages that are not covered by warranty provisions, we may experience material product liability losses in the future. In addition, we may incur significant costs to defend product liability claims. We could also incur damages and significant costs in correcting any defects, may lose sales, and may suffer damage to our reputation. Significant product liability claims could have a material adverse effect on our financial conditions, results of operations, and cash flow. Moreover, the adverse publicity that may result from a product liability claim or perceived or actual defect with our products could have a material adverse effect on our ability to successfully market our products. We are also subject to potential recalls of our products from customers to cure manufacturing defects or in the event of a failure to comply with applicable regulatory standards as well as potential recalls of components or parts manufactured by suppliers that we purchase and incorporate into our products. Significant product recalls could have a material adverse effect on our financial condition, results of operations, and cash flows.

We have no independent manufacturing capability. To manufacture our products, we rely on outsourced manufacturing companies. Any problems experienced by such suppliers could negatively affect our operations. Any significant problems experienced by our manufacturers or their suppliers could result in delays or interruptions in the supply of materials to us until the problem is cured or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in production and could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to adequately protect our proprietary technology. We believe that our success will depend upon our ability to protect any proprietary technology that we develop. Other companies may develop similar or superior products, technologies and systems that may not be covered by our intellectual property rights, attempt to duplicate our products, or design around our products. We can make no assurances that we will have the financial resources to bring suits against third parties who may infringe on our intellectual property rights.

Our market is very competitive. Although we believe that the products we have developed possess advantages, considerable competition in the market for our product exists. Many of our potential competitors have substantially greater financial, research and development, marketing, and other resources than us. Because of rapid technological changes that may occur in the industry, no assurances can be made that competitors will not develop products with similar capabilities but at a lower cost to the industry that will render our products obsolete or noncompetitive.

We may miss our financial forecasts. Although we make the best effort to accurately forecast demand and sales, due to the limited history of the business and past performance, we may not always get it accurate. By overestimating or underestimated potential revenue, it may negatively impact our business and ability to become profitable.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Debt	337,500	337,500	No
Common	10,000,000	5,000,000	Yes
Preferred Stock	2,766,578	0	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	426,000

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	Multiple Private Investors
Issue date	07/15/17
Amount	$337,500.00
Outstanding principal plus interest	$428,625.00 as of 04/15/18
Interest rate	9.0% per annum
Maturity date	07/15/20
Current with payments	Yes

Inventory Financing

Loan

Lender	Eitan Frachtenberg
Issue date	01/02/19
Amount	$50,000.00
Outstanding principal plus interest	$50,000.00 as of 01/02/19
Interest rate	9.0% per annum
Maturity date	01/01/22
Current with payments	Yes

New York Business Development Corporation term loan. $150,000 (original amount), with a current balance of $75,406. Interest rate is Prime + 4.75%. The term is 7 years, from March of 2014.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
9/2015	Regulation D, Rule 506(b)	SAFE	$750,000	General operations
1/2017	Regulation Crowdfunding	Priced Round	$729,723	General operations
1/2017	Regulation D, Rule 506(c)	Preferred stock	$203,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

EVELO is a direct-to-consumer electric bike company. We design, produce and distribute electric bikes to consumers all over the United States.

Having started in early 2012, EVELO is one of the more established, although niche, players in the industry and has been one of the pioneers in the direct-to-consumer distribution method within the industry.

With dense urban living on the rise and significant growth in U.S. bike infrastructure, electric bikes are at the intersection of trends impacting urban transportation.

The demand for e-bikes in the US market is growing, and EVELO's innovative approach is key to meeting this demand.

By introducing smart e-bikes that offer alternative ways to commute to work as well as catering to the aging population that is looking for ways to stay active, combined with a direct-to-consumer distribution model, EVELO is positioned to play a significant role in the future of urban transportation.

Milestones

EVELO, Inc. was incorporated in the State of New York in January 2012.

Generated approximately $13M in sales since inception.

Developed a direct-to-consumer distribution model that improves margins and lowers cost for the consumers.

Raised approximately $1.7M in equity investments from angel investors.

Historical Results of Operations

Revenues & Gross Margin. For the period ended December 31, 2018, the Company generated revenues of $3,036,164 compared to the year ended December 31, 2017 when the Company generated revenues of $2,786,819. Gross margin was 44.9% in fiscal year 2018 compared to 48.6% in 2017.

Assets. As of December 31, 2018, the Company had total assets of $1,086,110, including $357,207 in cash. As of December 31, 2017, the Company had $1,248,497 in total assets, including $511,282 in cash.

Net Loss. The Company generated net losses of $286,544 and $436,088 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

Liabilities. The Company's liabilities totaled $656,409 for the fiscal year ended December 31, 2018 vs $494,492 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

Though 2018, the company has been financed with $750,500 in SAFEs (since converted into equity) and, approximately $950,000 in equity investments, and $337,500 in investor inventory loans. Note - in early 2019 an additional $50,000 of investor inventory loans was added. The funds have been used to purchase inventory and to fund ongoing operations.
Runway & Short/Mid Term Expenses

EVELO, Inc. cash on hand was $285,960, as of March 31, 2019. Over the first three months of 2019, revenues have averaged $172,925/month, cost of goods sold has averaged $90,691/month, and operational expenses have averaged $121,688/month, for an average burn rate of $39,454 per month. These results are not unusual for the first 3 months of the calendar year as the bike business follows a seasonal pattern dependent on weather conducive to riding.

Sales for the first 3 months of 2019 are running nearly 6% above Budget. This bodes well for the balance of the year as EVELO's new models will start being introduced during the 2nd Quarter and are expected to generate incremental sales.

EVELO will be launching four new models during 2019, with two of these being a new category for the Company - ebikes featuring hub motors vs mid-drive motors. The primary difference in the bikes/motors being the retail price point. The new hub-equipped models will be priced just above $2,000, whereas models with mid-drive motors are generally priced above $3,000.

The new price-points and models should generate significant sales activity for EVELO beginning in the month of May. The strong sales performance combined with carefully managed expenses is expected to enable EVELO to enjoy its first year of profitability in 2019.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

www.evelo.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Boris Mordkovich
Yevgeniy Mordkovich

Appendix E: Supporting Documents



JOIN THE EVELO COMMUNITY

Raised $729,723 from 447 investors on January 2017

Smart electric bicycles, sold direct to the consumer

EVELO designs, develops and distributes electric bikes for all purposes. Consumers are increasingly choosing electric transport options, leading to global e-bike sales estimates of $15B+ in 2016, with significant growth in the North American sector. EVELO is at the forefront with innovative technology, well-built bikes, and a direct-to-consumer distribution model allowing lower prices and higher margins – resulting in $1M revenue in Q2 2016 and $6M+ of products sold and shipped since inception.

hardware technology sustainability health and fitness



Boris Mordkovich
CEO
Previously co-founded and sold two other companies. Upon starting EVELO, he biked 4,000 miles from New York City to San Francisco to test the product and better understand his market.



The Evelo Galaxy ST in action.

Why you may want to invest

1. $1M in revenue in Q2 2016; $6M+ in revenue since inception
2. 60-70% growth year-over-year
3. Saves consumers up to 50% markup per bike
4. Innovative Omni Wheel converts any traditional bike into electric in 20 minutes, with no technical skills required, at a fraction of the cost
5. Backed by Shark Tanks' Barbara Corcoran and Foundry Group's Brad Feld
6. 3,000+ happy customers (see http://www.shopperapproved.com/reviews/evelo.com/)
7. Direct-to-consumer distribution eliminates costly retail distributors and unnecessary markup to the end user

Our Ambition

With dense urban living on the rise and significant growth in U.S. bike infrastructure, electric bikes are at the intersection of trends impacting urban transportation. The demand for e-bikes in the US market is growing, and EVELO's innovative approach is key to meeting this demand. By introducing smart e-bikes that offer alternative ways to commute to work, combined with a direct-to-consumer distribution model, EVELO is positioned to play a significant role in the future of urban transportation

evelo.com

Kent, WA

Why I Like EVELO

> *Having invested in dozens of companies, what attracted us to EVELO was a combination of 3 things. First, the experienced team that has worked together for years prior and has the know-how to take the business from a startup phase to a fast-growing, profitable organization. Second, traction - with over $6M in sales to date, they're proving market validation. And third, the product itself – we believe that EVELO has developed a line of very innovative products that seem to be resonating with consumers.*



Phil Nadel

MANAGING DIRECTOR, BARBARA CORCORAN VENTURE PARTNERS

> *Boris Mordkovich, a 30-year-old serial entrepreneur, had never considered developing products for the aging baby boomer market. One day, however, he saw that his parents had started using an electric bike that his brother Yevgeniy had modified for his wife and himself. The company is just one of many that are plugging into a wealthy slice of the over-50 demographic called the longevity market, whose annual economic activity currently amounts to $7.6 trillion, according to AARP.*

New York Times

The Omni Wheel By Evelo Turns Any Bicycle Into An E-bike

Electric bicycles are seeing a steady increase in popularity as manufacturers spring up to create a product, while existing companies add these powered two-wheelers to their traditional lineup. There are many approaches to creating e-bikes, but they can

August 22, 2016 @ foxnews.com

The Hottest Start-Up Market? Baby Boomers

New business ideas that cater to boomers are nearly endless, she said, and include chefs, online dating sites and yoga instructors for people with health issues. "There's more talent coming into the market," she said. The Mordkovich brothers initially

August 4, 2016 @ nytimes.com

Review: Electric bike wheel turns bikes into e-bikes

It was a couple of years ago that Evelo first announced its Omni Wheel - a motorized wheel that replaces a regular bicycle's existing front wheel, turning that bike into an e-bike. In the past few months, however, the company introduced a new-and-

July 25, 2016 @ newatlas.com

EVELO announces the release of the OMNI wheel

US brand EVELO has announced the release of the OMNI wheel, and claim the new system has the ability to convert any bike into an e-bike in just thirty minutes. The electric conversion wheel is controlled via a throttle and provides a boost up to 17

June 14, 2016 @ bikebiz.com

Shark Backed Electric Bike Evelo Closes Seed Round with Help from SeedInvest - Crowdfund Insider

EVELO, an electric bike startup, has closed on its seed funding round with the help of both SeedInvest and Shark Tank star Barbara Corcoran's Venture Partners group. Evelo raised $750,000 with the bulk of that being crowdfunded on SeedInvest

February 17, 2016 @ crowdfundinsider.com

Should you buy an electric bike? Your questions answered!

A few months ago we published a piece titled: Should I buy an electric bicycle? Here's everything you need to know to get started! It generated quite a bit of interest, as well as some additional questions about electric-bikes (apparently that piece didn't

September 8, 2015 @ treehugger.com

A Pair Travels from NYC to San Francisco by Electric Bike to Educate Americans on Green Transportation

Boris Mordkovich and Anna Mostovetsky thrive on adventure and share an enduring passion for the environment, so when Boris and his brother, Yevgeniy started EVELO, an electric bike company in New York, Boris wanted to find a way to raise awareness

October 10, 2012 @ inhabitat.com

EVELO's Omni Wheel transforms your bicycle into an electric bike in a snap

Electric bikes an increasingly popular way to get commuters out of the car and onto a greener mode of transportation-but, the transition comes at a pretty high price. With that in mind electric bike company EVELO created the Omni Wheel, which transforms

October 10, 2012 @ inhabitat.com

Electric Bike Review - EVELO Luna

You may have heard of EVELO Electric Bikes from the TransAmerican Electric Bike Tour (from New York City to San Francisco). That is because the CEO, Boris Mordkovich, was one of the riders on the tour! Boris and his riding partner, Anna

August 14, 2012 @ electricbikereport.com

EVELO Electric Bicycle to be Displayed at the U.S. Bicycling Hall of Fame

EVELO, Inc. (http://www.evelo.com), a New York City-based electric bicycle company, announced today that one of their electric bikes will be displayed as part of an exhibit at the U.S. Bicycling Hall of Fame located in Davis, California.

July 17, 2012 @ prweb.com

Duo Complete Cross-Country Electric Bike Tour

This is a fun mid-week story to keep your spirits up. Some folks at electric bicycle company Evelo recently completed what was possibly the first-ever coast-to-coast, self-supported journey on two electric bicycles. (Just to be clear, that would be

July 10, 2012 @ cleantechnica.com

A 4,000-Mile Road Trip Across the U.S. on $20 of Electricity

These days, it seems that $20 doesn't buy much in the United States. Sure, you can get lunch at a decent restaurant, half a dozen lattes, or maybe even enough gas to travel from one gas station to the next.

May 16, 2012 @ energyblog.nationalgeographic.com

Across America By Evelo Electric Bike [Pt 1]

Sit-down video interview with Boris Mordkovich, the Chief Electric Officer and co-founder of Evelo Electric Bicycles, headquartered in New York City during stop-over of his transcontinental tour in Omaha, Nebraska. Part 1

May 9, 2012 @ youtube.com

Inside An Epic Road Trip, by Bike

Boris Mordkovich and Anne Mostovetsky are on a 4,000-mile journey across on the country... on their electric bicycles. (Photo Martin Di Caro) Part personal adventure, part act of environmental consciousness, best friends Boris Mordkovich and Anna
April 27, 2012 @ wnyc.org

Cross-Country Electric-Bike Tour Hits Pittsburgh Tomorrow

If you want to know more about electric bicycles, here's the perfect opportunity to ask two people who are becoming intimately acquainted with theirs. Boris Mordkovich, 26, and Anna Mostovetsky, 25, mounted their electric-motor-bearing
April 16, 2012 @ pghcitypaper.com

Cycling's Week On the Web - Bikerumor

Evelo just announced that they are sponsoring a 4,000 Mile Trans-America Electric bike tour. Departing from New York, the team's destination is San Francisco. On the bikes to be ridden, the battery lasts for about 40 miles on a single charge, with each
April 1, 2012 @ bikerumor.com

We've Perfected the Electric Bike

Our advantage?
A 60 mile range, automatic gear shifting, and ultra-powerful mid-drive motor design

EVELO electric bikes were designed to replace cars for short-distance commuting and enhance biking for recreation, while our exclusive Omni Wheel turns any bike into an electric bike in less than 30 minutes.


EVELO





ARIES

Conquer your ride with the high-performance, powerful Aries.



AURORA

Front suspension hybrid commuter perfect for any occasion.



LUNA

Easy-going cruiser with step-through frame for style & comfort.



ORION

The perfect city bike – for getting to work or around town.


EVELO

The Omni Wheel Makes Any Bike Electric

Allows us to tackle the existing market

The Omni Wheel is designed to fit practically any bicycle or lifestyle. Whether you have a cruiser, an urban city bike, a recumbent, or anything in-between, once you install the Omni Wheel, your bike becomes an electric hybrid.

How it Works

Omni Wheel complements your own pedal power. With a throttle providing power on demand, you can pedal as much or as little as you want – while always having the power from the wheel available at the push of a button.




EVELO

The E-Bike Industry is Rapidly Expanding

Electric bikes help people to overcome barriers like hills, distance, and fitness levels and enjoy cycling for both recreation and for their commute.

The electric bike has made biking more accessible than ever to a whole generation of older riders and long-distance commuters. This industry is just beginning.

15
E-bike sales in 2015*

24
Projected worldwide E-bike sales by 2025*

1.2 Million
E-bikes sold in Europe in 2015**

35 Million
Electric bikes sold worldwide last year

*Source: Navigant Research **Source: Consultancy UK

Europe is already on board. The US market is about to take off

We're reaching a new market of commuters and bike enthusiasts here in the US and abroad. EVELO is riding the wave of an entirely new industry.

"

I would guess 90 to 95 percent of people in the U.S. don't even know what an electric bicycle is."

- Ryan Citron, Navigant Analyst

"

It's a category that is wide open. Little guys are jumping into a business that no one's been paying attention to."

- Edward Benjamin, Senior Managing Director of ECycleElectric Consultants

"

The U.S. market could develop "way faster" than Europe's did."

- Claus Fleischer, Head of Bosch's E-bike Division

"

Electrics "finally have legs to be able to take off in the U.S.," because cyclists are feeling safer on the roads, battery and motor technology is improving, and retail prices are dropping.

- Todd Grant, President of the National Bike Dealers Association

Read more in this Bloomberg Businessweek Article

Disrupting the Bike Industry Via Direct-to-Consumer Distribution

We ship directly to the consumer, eliminating distribution costs and inflated markups.

The bicycle industry's distribution model is antiquated. For every bike sold, wholesalers and dealers may add hundreds of dollars (40-60%) to the end price tag the consumer pays. EVELO cuts out the middleman by delivering the bike directly to your door. With test rides provided through our Ambassador Program, we provide quality customer support with hassle-free delivery.



SALES AMBASSADORS

Pairs potential buyers with existing customers for test rides and feature explanations, just like bike shops provide.



PRE-ASSEMBLED

Arrives at your doorstep 95% assembled. The finishing touches will take no more than 30 minutes.



FREE RETURNS

The industry's first 10-Day At-Home Trial policy. Try it at home for 10 days for a risk-free experience.



SERVICES & REPAIRS

We contact a partner bike shop near your home. Just drop off the bike at the shop, we take it from there.

Our Network of Ambassadors Covers the Nation

Our Ambassador Program replaces dealers by connecting existing EVELO owners with potential customers for test-rides. Our Ambassadors (existing owners) make money every time they do a test-ride and every time that test ride turns into a sale. As such, we are the only company of its kind where our customers can actually earn an income off their bike.


MONTANA
SOUTH DAKOTA
OREGON
IDAHO
WYOMING
IOWA
ILLINOIS
NEVADA
UTAH
COLORADO
KANSAS
CALIFORNIA
OKLAHOMA
ARKANSAS
NEW MEXICO
ALABAMA
LOUISIANA
Houston
Ottawa
Montreal
NB
Toronto
WEST VIRGINIA
NORTH CAROLINA
SOUTH CAROLINA
Gulf of California
Gulf of Mexico

On Track to Make $3M this Year

We reached $1 million of sales in Q2 2016 and have grown 60-70% year over year. Since launching in 2011, our growth has far exceeded our own expectations.

Since launching in 2011, our growth has been electric. We've made $6 million in revenue since inception in 2011 and $1 million in sales the past three months alone. We're on track to exceed $3 million this year.


Estimated 2016 Revenue: $3 Million
$3M
$2.5M
$2M
$1.5M
$1M
$500K
$0
2013
2014
2015
2016
Annual Revenue
Estimated Revenue

$6,500,000
Revenue since inception

65%
Average yearly growth

$1,000,000
Sales in Q2 2016

$2,850
Average order value

50%
Cost of production + distribution

50%
Gross profit margin

Read more about the exact costs of production in this article written by CEO Boris Mordkovich

We're Revolutionizing Bike Riding and Bike Buying

Now, we're ready to ramp up production and introduce new products.

The Original Product Line
Boris & Yevgeniy Mordkovich launch EVELO to make urban transportation better and cycling more accessible to more people.

May 2012

January 2014

The Ambassador Program
Launched the industry's first Ambassador Program so that existing customers can earn money from showing their bike to others, while helping EVELO bypass the traditional brick-and-mortar route.

The Team Grows
Expanded the team, bringing on-board experienced team members from Raleigh and some of the largest electric bike retailers in the U.S.

August 2014

June 2015

Launched Omni Wheel
This revolutionary all-in-one wheel allows people to convert an existing bike into an electric bike easily and for a fraction of the price.

Began Development on the New Product Line

March 2016

Reached our First "$1M in Sales in 90 Days" Quarter.

June 2016

Reached over $6M in Sales Since Inception of the Company.

August 2016

Projected Launch of the New Best-in-Class Product Line.

April 2017

International Expansion
Begin international expansion, starting with Canada. Launch Vancouver office.

May 2016

Here's How Your Investment Will Help Us

We're Focusing on Bringing New Products to Market & Going Global



More Products to Market

Our objective for the next three years is to introduce at least two new products per year to expand our product line. Our next product launch is scheduled for early 2017.



International Expansion

The next phase of our growth includes expanding first into Canada, and then into Europe. Kickstarting our move into the international cycling market requires an injection of capital.



Customer Acquisition

A typical customer's acquisition cost is about ~9% of our revenue. The goal is to increase volume with our suppliers and thereby lower production costs to help reduce this percentage.



Recurring Revenue

We want to explore a bike-as-a-service, subscription-based model, where customers can pay a monthly fee for access to an EVELO bike, repairs, and theft protection.

Let's Change How We Move Around!

Dear Reader,

EVELO is growing fast! With over $3M in projected revenue this year and thousands of satisfied customers all over the United States, we've grown more than 60% this year alone. We have a strong, dedicated team in place and an amazing community of customers and Ambassadors all around the country.

We're proud that we reached this point on a fairly bootstrapped budget. My brother (and co-founder) and I started EVELO 4 years ago with just our personal savings. It's grown into a multi-million dollar, profitable company by focusing on the customer, developing beautiful, comfortable electric bikes, and creating an innovative distribution model. Our customers can customize their perfect bike in minutes and have it delivered 95% assembled directly to their door.

However, this is only the beginning.

SHOW MORE

Meet the Founders



Boris Mordkovich

CEO

Previously co-founded and sold two other companies. Upon starting EVELO, he biked 4,000 miles from New York City to San Francisco to test the product and better understand his market.



Yevgeniy Mordkovich

CTO

Responsible for bringing the first product line to market. He has extensive experience in the technology space, and previously co-founded and sold two other companies.

AND THE REST OF THE TEAM



Bill Cummings
Director of Customer Service



Gonzalo Sanchez Sarmiento
Director of Marketing



Alex Stegemann
Director of Sales - East



John O'Donnell
Director of Sales - West

Raised $2,070,223From 451+ Investors

Milkbox Partners
Angel Group and Entrepreneur Advisory

Jason Gerlach
CEO and Managing Partner of Sunrise Capital Partners, an industry leader in alternative investing since 1980.

Michael Dornbrook
Active angel investor, board member of Common Angels. Retired fall 2010 after 13 years at Harmonix Music Systems

PJ King
Co-Founder at Firefly Space Systems

Sean Hanagan
I'm a corporate immigration lawyer interested in start up crowdfunding opportunities.

Srinivas Gadiraju
Entrepreneur

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: Can you take us back to the beginning? How did you get started?

EVELO: The idea actually resulted from a problem I saw in my own family. My brother and his wife ride bikes together, but it was difficult for her to keep up on the hills and to travel as far and as fast as my brother. My brother built an electric-assisted bike for her, which solved the problem and their rides together became more frequent and enjoyable for them both. Talking about this one day, we realized that a lot of other people would benefit from the same technology. So we researched the issue and started the company with about $100,000 of our own money.

Prior to founding EVELO, my brother and I started, grew, and eventually sold two other companies during the last decade. From our initial investment we've grown EVELO organically, relying only on our own revenue and profits for the first 3-1/2 years. The result is sales of about $6 million, with $1 million in sales in just the last quarter alone.

WF: Who is your competition?

EVELO: We have two different types of competitors:

1. Traditional Bike Companies (e.g., Trek, Specialized, Schwinn)

The one thing that makes traditional bike companies so strong is the same thing that makes their electric bike offerings and distribution so weak -- their dealers are true cycling enthusiasts who frequently started their bike shop because of that passion. The vast majority of traditional bike shops today, however, tend to think of electric bikes as a form of "cheating".This trickles down the entire supply chain. A bike company may have only 1 or 2 electric bike models, resulting in limited choice. Bike shop owners and staff are not thrilled about selling electric-powered products. Customers typically start their e-bike research online, rather than by going to a local store.Given all of this, if you visit any traditional bike store and ask them about their electric bike distribution, they will either have no interest or they will say that they tried but couldn't really find a way to sell a meaningful number of e-bikes.
Even with traditional bike companies not finding a viable market for electric bikes, we still take steps to differentiate ourselves.

- Laser focus on electric bikes and direct-to-consumer distribution.- We only sell electric bikes, making us the natural choice for customers looking for one. Based on our findings, many people begin their research on electric bikes online rather than by going to a traditional store. This allows us to capture their attention and trust first.- In terms of distribution, traditional bike brands are inflexible, given that they have to rely on an existing network of dealers. As a result, any bike sold directly at a brick-and-mortar dealer carries a markup of up to 40% over a direct-to-consumer brand like ours. This allows us to offer a lower price to the customer while maintaining a higher profit margin.

2. Electric Bike Companies (e.g., Pedego, Stromer, Faraday)

With competing electric bike companies, we focus on the ways we can win over a customer.

1. Technology - although there is no such thing as a perfect bike for everyone, certain technological features do make a bike more appealing to a wider population.

- Automatic Transmission -- Many of our customers are new to cycling, so we focus on making our products incredibly easy to use with no learning curve. For example, many customers tell us that they dislike the traditional gearing mechanisms used on bikes. Consequently, we have done away with traditional gearing by using the NuVinci Harmony CVT instead. This is basically an automatic transmission like we find in cars, but designed for a bike, changing the gears for the rider automatically (http://www.evelo.com/evelo-difference/nuvinci-harmony-automatic-transmission/).

- Mid-Drive Motor Design -- We also chose a different motor design than most other e-bike companies. They use traditional hub motors because they are cheaper and easier to source. Instead, we offer a mid-drive option. This offers a lot of advantages: better climbing of the hills, better range, ability to use a smaller battery and still get great range, and being able to take advantage of all of the gears on a bike (http://www.evelo.com/evelo-difference/advantages-mid-drive-motor-vs-hub-motor/). The use of a mid-drive motor, combined with the NuVinci Harmony, is a major draw for many of our customers.

- Omni Wheel -- In addition to a line of complete electric bikes, we recently launched the new Omni Wheel (http://omni.evelo.com). By replacing the front wheel with the Omni, anyone can convert a traditional bike into an electric one in just 20 minutes. No technical skills are required, and it comes at a fraction of the price of a complete bike. With the addition of the Omni Wheel, we can meet the needs of virtually any customer at any price point.

2. Distribution -- Technology is only 50% of the equation. Even if we had the best bike tech out there, if we can't sell it at the right price point to the right customer, we would still be out of luck.

- Direct-to-Consumer Distribution Model – selling directly to customers in an online marketplace lets us consistently price our products at 25%+ less than brands at brick-and-mortar stores, while also offering a better overall product (more power, more range). This allows us to scale faster and more efficiently such that with modest increases in team size, we grow significantly due to the structure of our work.

- Ambassador Program – We counteract one big advantage that dealers at bike stores have with this program. It connects existing EVELO owners with potential customers for test rides. Our Ambassadors (existing owners) make money every time they complete the test ride process, as well as every time a test ride turns into a sale. We are the only company in the industry where our customers can actually earn an income off their bike purchase -- to the tune of $400 to $600 per year on average.

- Subscription Model – We are currently exploring a subscription-based offering that would also enable our customers to get a perfect electric bike for themselves for as low as $99 per month (about the price of a monthly transit pass) without sacrificing the quality or specs of the product.

WF: How do you acquire customers?

EVELO: We've worked hard to develop a core strength in digital marketing. Our team of 14 people is split fairly evenly between those from the traditional bike industry and those from the e-commerce space. Most of our marketing is oriented around search, search engine optimization, email marketing, content marketing, and social media. We provide as much information on and through our website as we possibly can to both prospects and existing customers. Our Ambassador program is the only major offline component of our customer acquisition approach. The end result of all this is a typical acquisition cost of 9% (or $300) on an average purchase of $2,800.

WF: Could you tell us about your production process?

EVELO: We currently work with two factories – one in China and the other in Taiwan -- each focused on different product lines. We've built excellent relationships with them and team members periodically visit to provide in-person contact. The completed bikes are shipped to our warehouse/office in Seattle by container ship. Orders are customized and shipped directly from our Seattle warehouse and office via either UPS or FedEx to customers.

Our partners are a key piece in our continuing growth. In a capital-intensive business such as EVELO's, with a goal of achieving economies of scale to slingshot even greater opportunities, we need additional capital. Over the past couple of years, we have fine-tuned our advertising efforts, our logistics, purchasing, etc. -- learning what works, what doesn't, and how to keep costs down. Fast growth at this point depends on focusing on customer acquisition to increase our volume with our suppliers, which will actually drive down production costs. It's win-win situation -- more customers mean we can produce our product for less and we can sell it for less, which in turn will attract more customers. Once we go from $3 million to about $10 million in sales, we'll start seeing significant drops in our production costs.

WF: For those that are completely unfamiliar with your space, can you talk about what the market looks like, and where you see it going in the next 5 years?

EVELO: One of the things we joke about internally is that an electric bike is the best-selling electric vehicle in the world that nobody in the U.S. knows about. Although the global electric bike market involves $50 billion a year, with 40 million electric bikes sold last year, and a growth rate of 20% year-over-year, the market in the U.S. lags behind the rest of the world. Some companies that started out 3-4 years before we did now reach sales of $40 to $50 million per year.

Some impressive growth in the U.S. market during the past year or so, however, makes this the perfect time for us to expand. In the U.S., interest in electric bikes is fuelled by three major trends. The first is the search for alternative means of transport in growing urban centers, where car ownership is expensive, parking space limited, and rush-hour traffic leads to gridlock. Second, electric transport in general is becoming mainstream for environmental and other reasons. Tesla's entry into the electric vehicle field succeeded in bringing together technology that is acceptably priced, of proven quality, and visually attractive – paving the way for increased general interest in alternative transport as a whole. The third trend is a growing emphasis on staying health, fit, and active. With a large number of baby boomers now hitting retirement age, staying active and fit may involve age-related challenges that electric bikes help overcome.

Over the next five years, even as electric and hybrid cars become more the norm, some people will still choose an electric bike for most travel, especially as urban areas continue to develop more of a biking culture with increased use of dedicated bike lanes and trails. Zipping past rush-hour traffic will still be appealing whether the cars in traffic are gas powered or electric. And, of course, an electric bike still will help older riders keep fit and active, something that is beyond the capabilities of an electric car. Lifestyle choices offered by electric bikes, such as leisurely rides on trails and paths, a secondary transportation device for RV owners, and quick-and-easy errand-running, will greatly expand.

In essence, the presence of electric and hybrid cars in the market will be a catalyst for growing interest in other environment-friendly options, like electric bikes. We see nothing but growth here in the U.S., as well as some interesting opportunities in other areas of the world.

WF: What's next for your business and why are you raising money now?

EVELO: Up until now, we've been bootstrapping, with a goal of getting the fundamentals right. We have succeeded in developing a direct-to-consumer model in an industry that traditionally does not take that approach. We have worked on bringing down our acquisition costs, our R&D costs, and fine-tuned the e-commerce side of things. Although there is always more to learn, we're on the right track.

The next step is ramping up growth, first by bringing new products to the market. To that end, we are involved in the internal development of a new product that will be for sale early in 2017.

We also plan to introduce new and recurring revenue streams, starting with the bike-as-a-service approach that I mentioned earlier. Options like theft protection or annual maintenance plans are a real opportunity to turn a $2,800 one-time bike purchase into a monthly subscription to additional service offerings.
At the same time, we intend to venture outside of the U.S. market, beginning with expansion into Canada next year. With a similar market and geography, expansion into Canada carries limited risk and lets us fine-tune our distribution techniques. By applying these same techniques to the much larger European market, we will find a profitable niche there that features competitive pricing at 500-1,000 Euros less than European pricing.

WF: What's been your largest challenge so far?

EVELO: Ironically enough, our biggest challenge came from our major strength -- offering a direct-to-consumer model. Most of the packaging used in the bike industry isn't designed to effectively protect the product when individual boxes are shipped to customers via cost-effective shippers like FedEx or UPS. At first, we experienced significant damage on up to 25% of shipped bikes resulting from transit through various hubs or centers on its way to its destination, as well as sometimes less-than-stellar treatment during the final trip to the customer's door. Obviously, this is a poor customer experience and is very costly to deal with, even in cases where our damage claims were accepted by the shipper. We needed another solution. So we experimented with designing packaging that would survive and protect the bike no matter what UPS or FedEx could throw at it. With that challenge solved, shipping damage affects less than half a percent of orders (fewer than 1 in 200 bikes).

WF: This is an unusual fundraising strategy. Why have you given your customers the chance to invest online via Wefunder?

EVELO: We did a small friends and family/seed round last year and also emailed our customer base about our vision for the company. We were blown away by the degree of interest – in fact, two customers wound up investing around $250,000.

But last year we had to turn away many potential investors because they were not accredited investors. With the growth in our customer base and contacts this year, we hope to gain real traction now that the barrier of accreditation has been removed. Having more of our customers have the opportunity to invest in EVELO and expand our relationship with them is an important part of our vision of the company vis-a-vis our customers.

WF: Can you tell us about the team? Why are you the ones to make this happen?

EVELO: My brother and I have been involved in start-ups for the last 10 years or so. Prior to launching EVELO, I was employee number 3 in one of the first person-to-person car sharing dotcoms, which was sort of a hybrid of AirBNB and ZipCar. My main focus there was marketing and customer acquisition. That company went on to raise over $90 million from DC, including Google Ventures, and then expanded nationwide. It was an invaluable learning experience on how to scale a company within a new industry.

About half of our team has extensive experience with traditional bike companies, including a former executive from a large bike brand and another who has worked with one of the largest electrical bike retail operations in North America. Our sales and service teams are comprised of individuals who have previous experience selling and servicing bikes, and all have the knowledge and interest in the industry that is vital to our ongoing success.

But one thing that makes our team really special is that it's the perfect hybrid of those with experience in the traditional bicycle industry and those with e-commerce skills and experience. Our marketing and logistics teams have much experience in online ecommerce in general, covering everything from search engine optimization and online advertising, through online marketing and social media, as well as the logistics needed to make this kind of business a success. This combination of skills in those involved at EVELO creates a powerful synergy that has – and will continue -- to fuel our growth in the coming years.

Ask a Question

Type your question here...

ASK QUESTION

Mamed Gafurov Nov 10

I see the market for this especially in major city's like New York but my question is what makes you guys unique? Than any other electric Bicycle or a scooter companie? Also do you see your company perhaps shifting to a rental e-bike like an car2go but for bikes ?

James Harbal Nov 1

Can you please Update us!!

Rob Mettee Aug 6 2017

Live on Long Beach Island New Jersey, everything Medal is rusting i'm 15 speed bike with the brakes front and back will last 3 years down here from the salt air, how was your bike hold up in these environments?

Douglas M Rawlings Jul 27 2017

When will you raise your next round of funding?

> **Boris Mordkovich** CEO FOUNDER Jul 28 2017
>
> Hi Douglas,
>
> Please feel free to reach out to us directly for further information. You can reach me at *boris@evelo.com*
>
> Thank you,
> Boris

Nick Lytle Jul 24 2017

I need a price on the omni-wheel, retail. I would also like to know if you have opportunities to resell your products?

Carl Welti Mar 30 2017

Is this still open to invest in?

> **Boris Mordkovich** CEO FOUNDER Mar 31 2017
>
> Hi Carl,
>
> Thank you for your interest!
>
> If you are an accredited investor, you can still invest in EVELO via the following platform: *https://www.seedinvest.com/evelo/seed.ii*
>
> If this is something of interest, please feel free to check out the information at the link above or email me directly at *boris@evelo.com*
>
> Look forward to having you onboard!
>
> Boris Mordkovich
> Co-Founder & CEO
> EVELO

Mark Wittel Mar 4 2017

Will there be another opportunity to invest in EVELO in 2017?

> **Boris Mordkovich** CEO FOUNDER Mar 31 2017
>
> Hi Mark,

Thank you for your interest!

If you are an accredited investor, you can still invest in EVELO via the following platform: *https://www.seedinvest.com/evelo/seed.ii*

If this is something of interest, please feel free to check out the information at the link above or email me directly at *boris@evelo.com*

Look forward to having you onboard!

Boris Mordkovich
Co-Founder & CEO
EVELO

Edward J ESPOSITO Feb 4 2017
Is it too late to invest?

Vinayak Mehta Jan 20 2017
I would like to invest in your company. Please advise when the campaign will start again.

Shameem Humphries Jan 12 2017
What return do you get on your funds with $1000

Shameem Humphries Jan 12 2017
What is the ROI at this point with $1000 down

Robert Hawley Jan 10 2017
how do i cancel this investment

Chad Leffelman Jan 8 2017
How much has the company spent on warranty in the last 12 months and what are your plans to reduce that number going forward?

Boris Mordkovich CEO FOUNDER Jan 9 2017
Hi Chad,

We spend about 4% of our revenue on all of the Service and Warranty related expenses. As we finetune our products, proactively anticipate common issues (if any), and continue the training of our team, this number tends to get reduced over time.

Hope this is helpful!

Best,
Boris

Kevin Lawton Jan 6 2017
My review of this opportunity is at https://www.youtube.com/watch?v=kUmUCRfRI_0 . Summary: I'm net positive this company but would make only half the usual allocation due to the strong defensibility they will need to maintain until exit. As well there's no room for a misstep. Potential M&A target if they have good integration with other electronics.

Boris Mordkovich CEO FOUNDER Jan 6 2017
Hi Kevin,

Thank you so much for taking the time to put together this video. Your feedback, suggestions and observations are very much appreciated.

Just want to chime in on a few things mentioned in the video:

1. Regarding the "Series Seed-1 Preferred Stock" and "Series Seed SAFE Preferred Stock", I've provided a more comprehensive response to that question below, but just want to recap it here for reference. In 2015 and early 2016, we entered into convertible equity instruments (with terms like the SAFE that you have linked to) with our first friends and family investors. Under the terms of those instruments, our early investors were granted the right to convert their investments into preferred stock in our first priced round, at a specified price. This Series Seed round is our first priced equity round. The Series Seed SAFE Preferred Stock is the preferred stock granted to those investors pursuant to those convertible equity instruments.

There are no additional convertible equity instruments or SAFE instruments at this point, and EVELO is only currently raising capital by selling Series-Seed-1 Preferred Stock.

2. Regarding the lack of the video, you raise a good point there. This is an area where we could have done better and it is something that we'll work on to improve in the future. I do appreciate you pointing this out, as it helps us to put ourselves in the shoes of the investor.

3. You've talked about the need for strong execution over the next few years - on the product side, on the service side, on the customer relations side.

We certainly agree that we have a lot of work cut out for us. That said, we're confident that we'll be able to it and here's why:

a. My co-founder and I have worked together for a decade already during which time we founded, grew and sold 2 other companies. Albeit in different spaces, we feel that the fact that this isn't our first company will help us reduce the common errors associated with startups.

b. Our team brings together decades of experience from the traditional bike industry, retail, e-commerce, marketing. These are all of the things that we need to get right and I am very confident in our team's ability to work together and deliver on the objectives.

c. While we're still a young company, we have been around for several years and can draw on many of the lessons, mistakes, learnings that we've accumulated during this time period. While we're by no means perfect and will certainly have missteps in the future, we feel confident about getting the foundation right by this point. This means product development, distribution, customer service, marketing, finances and everything else that it takes to build a successful organization.

I hope this is helpful. As always, I am happy to address any questions or comments you may have!

Best,
Boris Mordkovich
Co-Founder & CEO

Kevin Lawton Jan 6 2017

The Series Seed document specifies the issuance of both "Series Seed-1 Preferred Stock" and "Series Seed SAFE Preferred Stock". SAFE is not in the definitions section; I'm assuming it refers to Simple Agreement for Future Equity, as discussed in the following links. Given the crowdfund audience, it'd be good if you given an overview of the mechanics/intent of SAFE and the issuance of Seed-1 & Seed SAFE.
http://www.ycombinator.com/documents/ http://www.mbbp.com/news/shadow-preferred-stock

Boris Mordkovich CEO FOUNDER Jan 6 2017

Hi Kevin,

In 2015 and early 2016, we entered into convertible equity instruments (with terms like the SAFE that you have linked to) with our first friends and family investors. Under the terms of those instruments, our early investors were granted the right to convert their investments into preferred stock in our first priced round, at a specified price. This Series Seed round is our first priced equity round. The Series Seed SAFE Preferred Stock is the preferred stock granted to those investors pursuant to those convertible equity instruments.

There are no additional convertible equity instruments or SAFE instruments at this point, and EVELO is only currently raising capital by selling Series-Seed-1 Preferred Stock. Please let me know if there are any follow up questions.

Best,
Boris

Alan Goldberg Jan 5 2017

Thanks for the answer about the ojoscooter. However, you seemed to miss the reason I brought it up. The company says: "The OjO Commuter Scooter complies with the same rules and guidelines as the electric bicycle market, requiring no license. With the rapid growth of bike lane infrastructures throughout the USA and the world, OjO Commuter Scooter offers the perfect solution. " According to them, the scooter was specifically made to use bike lanes and comply with all applicable regulations to do so, and requires no license.

Boris Mordkovich CEO FOUNDER Jan 6 2017

Hi Alan,

Thank you for clarification.

Generally speaking, we do find that people that choose electric bikes get them because they want to get the exercise and stay active. However, they want to do it on their terms and put in as much or as little effort as they feel comfortable, rather than have it be dictated by, say, hills or terrain around their home.

So, while there is certainly room for other similar categories, be it scooters or else, consumers tend to lean towards one category or another for a different set of reasons.

I hope this is helpful!

Best,
Boris

Kevin Lawton Jan 5 2017

What weight do you see as achievable for a future full suspension bike (including battery etc)?

Boris Mordkovich CEO FOUNDER Jan 6 2017

Hi Kevin,

For a full suspension bike, I think that somewhere in the high 40s, low 50s will be achievable.

However, one of the things that we'll be looking to bring to market in the future are even more lightweight bikes, as that is one of the most requested-for feature.

Best,
Boris

Kevin Lawton Jan 5 2017

Is there a particular reason this is a NY corporation?

Boris Mordkovich CEO FOUNDER Jan 6 2017

Hi Kevin!

Thank you for your question.

Mainly, it's because where the founders were when we started the company.

Hope this is helpful!

Boris

Alan Goldberg Jan 5 2017

Is this any type of competition for you? https://www.ojoscooter.com/

Boris Mordkovich CEO FOUNDER Jan 5 2017

Hi Alan,

Generally speaking, there are certainly other categories in the market - such as regular scooters, scooters as the one listed above, motorcycles, and the like.

However, while on the surface, electric bikes and scooters/mopeds/motorcycles share a lot in common, the reality is that they have several key distinctions and attract a pretty different demographic each.

The distinctions are as follows:

- Electric bicycles can utilize all of the existing bicycle infrastructure, such as bike lanes. Scooters and mopeds cannot.
- Electric bicycles do not require licensing, insurance or registration. Scooters and mopeds do - at least in most places.
- Electric bicycles have nearly a non-existent learning curve for anyone that has ridden an electric bike. Scooters and mopeds have a steeper learning curve.

If we look at the scooters industry worldwide, it has stayed fairly constant over the years. Scooters have been around for years with dominant players and a steady, slow growing market. Electric bicycles, on the other hand, entered the market just about a decade ago and sold over 200M units worldwide in this short of a timeframe with their growth rate being much higher.

So, in short, we believe that the electric bikes have a fairly unique positioning and appeal to the customer.

Hope this is helpful!

Best,
Boris

Kevin Lawton Jan 5 2017

What are your thoughts on having the battery pack on the down-tube, in terms of weight distribution/balance?

Boris Mordkovich CEO FOUNDER Jan 5 2017

Hi Kevin!

Great question!

This is actually something that we're working on right now for 2017 and 2018.

We do agree that the batteries integrated with the downtube have a lot of appeal to the customers and make sense from the weight distribution/balance, so we are actively working to introduce this into our future models!

Best,
Boris


EVELO

EVELO

2018 Report

Dear investors,

Dear EVELO Investors,

As we have just completed 2018, I wanted to take an opportunity to share with you some highlights, challenges, financial performance and data, and reflections from the year.

Highlights

Completely updated our product line and introduced new technology, designs and features to meet our customers' needs.

Improved our marketing and lowered customer acquisition costs year-over year.

Continued to show an improvement in our financials year-over-year with growth in top lines and decreases in operating expenses.

Saw continued growth in the Electric bike space in North America, presenting more opportunities and room for expansion over the coming years.

Challenges

Our discount and cancellation rates increased due to an aggressive and lengthy pre-order schedule for new models last year. We learned valuable lessons and are correcting this for 2019.

In 2018 we faced some QC issues that adversely affected our bottom line. In 2019 we are taking several steps to address and to prevent from recurring.

New tariffs on ebikes came into effect and substantially sooner than expected. These were an unplanned expense in 2018. Due to our lead times this meant we still had inventory at sea and at the factory which resulted in a nearly $90K charge. This was a sizable hit to the bottom line. We have taken measures that will address this in 2019.

Overall, 2018 was an improvement over 2017 but still not quite the year we planned. As we're starting 2019, we're positioning ourselves to hit profitability this year, while also addressing many of the challenges we've faced over the past 12 months.

We need your help!

One of our biggest challenges remains having access to low-interest debt for inventory financing. As things stand right now, we only typically qualify for high-interest, short-term debt to finance inventory which is workable but very expensive and high maintenance. We hope that once we break a profit in 2018, we'll be able to qualify for longer-term, lower cost options. This will likely have a positive snow-ball effect and will help us drive our costs down.

Sincerely,

Boris Mordkovich
CEO

Yevgeniy Mordkovich
CTO

Our Mission

With dense urban living on the rise and significant growth in U.S. bike infrastructure, electric bikes are at the intersection of trends impacting urban transportation. The demand for e-bikes in the US market is growing, and EVELO's innovative approach is key to meeting this demand. By introducing smart e-bikes that offer alternative ways to commute to work, combined with a direct-to-consumer distribution model, EVELO is positioned to play a significant role in the future of urban transportation

See our full profile

How did we do this year?

Report Card

B-

The Good

We continued to improve our financials - revenues are up, expenses are down, customer acquisitions costs are lower than before.

We have successfully updated the entire product line to make it more competitive.

We have improved our capabilities to design and bring to market new products.

The Bad

EVELO still lost money. Although the less in 2018 was smaller than in 2017, we still did not break a profit as we planned.

New tariffs made things significantly more complicated and expenses for us, costing us nearly $100,000 in 2018.

Our growth rate was lower than we expected.

2018 At a Glance

January 1 to December 31


$$$$

$3,036,164 +9%
Revenue



-$286,543
Net Loss


IOU!

$64,101
Short Term Debt



$0
Raised in 2017



$286,000
Cash on Hand
As of 03/31/18

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

EVELO is a direct-to-consumer electric bike company. We design, produce and distribute electric bikes to consumers all over the United States.

Having started in early 2012, EVELO is one of the more established, although niche, players in the industry and has been one of the pioneers in the direct-to-consumer distribution method within the industry.

With dense urban living on the rise and significant growth in U.S. bike infrastructure, electric bikes are at the intersection of trends impacting urban transportation.

The demand for e-bikes in the US market is growing, and EVELO's innovative approach is key to meeting this demand.

By introducing smart e-bikes that offer alternative ways to commute to work as well as catering to the aging population that is looking for ways to stay active, combined with a direct-to-consumer distribution model, EVELO is positioned to play a significant role in the future of urban transportation.

Milestones

EVELO, Inc. was incorporated in the State of New York in January 2012.

Generated approximately $13M in sales since inception.

Developed a direct-to-consumer distribution model that improves margins and lowers cost for the consumers.

Raised approximately $1.7M in equity investments from angel investors.

Historical Results of Operations

Revenues & Gross Margin. For the period ended December 31, 2018, the Company generated revenues of $3,036,164 compared to the year ended December 31, 2017 when the Company generated revenues of $2,786,819. Gross margin was 44.9% in fiscal year 2018 compared to 48.6% in 2017.

Assets. As of December 31, 2018, the Company had total assets of $1,086,110, including $357,207 in cash. As of December 31, 2017, the Company had $1,248,497 in total assets, including $511,282 in cash.

Net Loss. The Company generated net losses of $286,544 and $436,088 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

Liabilities. The Company's liabilities totaled $656,409 for the fiscal year ended December 31, 2018 vs $494,492 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

Though 2018, the company has been financed with $750,500 in SAFEs (since converted into equity) and, approximately $950,000 in equity investments, and $337,500 in investor inventory loans. Note - in early 2019 an additional $50,000 of investor inventory loans was added. The funds have been used to purchase inventory and to fund ongoing operations.
Runway & Short/Mid Term Expenses

EVELO, Inc. cash on hand was $285,960, as of March 31, 2019. Over the first three months of 2019, revenues have averaged $172,925/month, cost of goods sold has averaged $90,691/month, and operational expenses have averaged $121,688/month, for an average burn rate of $39,454 per month. These results are not unusual for the first 3 months of the calendar year as the bike business follows a seasonal pattern dependent on weather conducive to riding.

Sales for the first 3 months of 2019 are running nearly 6% above Budget. This bodes well for the balance of the year as EVELO's new models will start being introduced during the 2nd Quarter and are expected to generate incremental sales.

EVELO will be launching four new models during 2019, with two of these being a new category for the Company - ebikes featuring hub motors vs mid-drive motors. The primary difference in the bikes/motors being the retail price point. The new hub-equipped models will be priced just above $2,000, whereas models with mid-drive motors are generally priced above $3,000.

The new price-points and models should generate significant sales activity for EVELO beginning in the month of May. The strong sales performance combined with carefully managed expenses is expected to enable EVELO to enjoy its first year of profitability in 2019.

Net Margin: -9%

Gross Margin: 45%

Return on Assets: -26%

Earnings per Share: -$837.85

Revenue per Employee: $337,352

Cash to Assets: 27%

Revenue to Receivables: ~

Debt Ratio: 49%

2018_Annual_Report_Statements.pdf

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Grant Broker
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Thank You!

From the EVELO Team



Boris Mordkovich
CEO



Yevgeniy Mordkovich
CTO



Bill Cummings
Director of Customer Service



Gonzalo Sanchez Sarmiento
Director of Marketing



Alex Stegemann
Director of Sales - East



John O'Donnell
Director of Sales - West

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Yevgeniy Mordkovich	CTO @ Evelo	2012
Boris Mordkovich	CEO @ Evelo	2012

Officers

OFFICER	TITLE	JOINED
Yevgeniy Mordkovich	CTO	2012
Boris Mordkovich	CEO	2012

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Boris Mordkovich	2,500,000 Common Stock	34.3%
Yevgeniy Mordkovich	2,500,000 Common Stock	34.3%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
09/2015	$750,000		Regulation D, Rule 506(b)
01/2017	$203,000	Preferred Stock	Regulation D, Rule 506(c)

The use of proceeds is to fund general operations.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURR
Multiple Private Investors	07/15/2017	$337,500	$428,625	9.0%	07/15/2020	Yes
Eitan Frachtenberg	01/02/2019	$50,000	$50,000	9.0%	01/01/2022	Yes

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Debt	337,500	337,500	No
Common	10,000,000	5,000,000	Yes
Preferred Stock	2,766,578	0	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	426,000

Risks

We may face product liability claims and recalls. We face an inherent risk of exposure to product liability claims if the use of our products results, or is alleged to result, in personal injury and/or property damage. If we manufacture a defective product or if component failures result in damages that are not covered by warranty provisions, we may experience material product liability losses in the future. In addition, we may incur significant costs to defend product liability claims. We could also incur damages and significant costs in correcting any defects, may lose sales, and may suffer damage to our reputation. Significant product liability claims could have a material adverse effect on our financial conditions, results of operations, and cash flow. Moreover, the adverse publicity that may result from a product liability claim or perceived or actual defect with our products could have a material adverse effect on our ability to successfully market our products. We are also subject to potential recalls of our products from customers to cure manufacturing defects or in the event of a failure to comply with applicable regulatory standards as well as potential recalls of components or parts manufactured by suppliers that we purchase and incorporate into our products. Significant product recalls could have a material adverse effect on our financial condition, results of operations, and cash flows.

Our industry requires us to stay innovative. Over the last few years, we have introduced several new products to market. While this has allowed us to achieve our current levels of revenue, to succeed in the industry, it is important to be able to introduce new products each year that are innovative, priced appropriately, and have customer appeal. The level at which we are designing our new products is higher than what we have done previously. It may be possible that the products will get delayed in design or production and take longer than expected or not get released at all, which could have a material adverse effect on our business, financial condition or results of operations.

We may miss our financial forecasts. Although we make the best effort to accurately forecast demand and sales, due to the limited history of the business and past performance, we may not always get it accurate. By overestimating or underestimated potential revenue, it may negatively impact our business and ability to become profitable.

Our market is very competitive. Although we believe that the products we have developed possess advantages, considerable competition in the market for our product exists. Many of our potential competitors have substantially greater financial, research and development, marketing, and other resources than us. Because of rapid technological changes that may occur in the industry, no assurances can be made that competitors will not develop products with similar capabilities but at a lower cost to the industry that will render our products obsolete or noncompetitive.

We may not be able to adequately protect our proprietary technology . We believe that our success will depend upon our ability to protect any proprietary technology that we develop. Other companies may develop similar or superior products, technologies and systems that may not be covered by our intellectual property rights, attempt to duplicate our products, or design around our products. We can make no assurances that we will have the financial resources to bring suits against third parties who may infringe on our intellectual property rights.

We have no independent manufacturing capability. To manufacture our products, we rely on outsourced manufacturing companies. Any problems experienced by such suppliers could negatively affect our operations. Any significant problems experienced by our manufacturers or their suppliers could result in delays or interruptions in the supply of materials to us until the problem is cured or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in production and could have a material adverse effect on our business, financial condition or results of operations.

We may have a need for additional funding. We may have substantial future cash requirements but no assured financing source to meet such requirements. We do not know whether additional financing will be available when needed or on terms favorable to us or our shareholders. We may raise necessary funds through public or private equity offerings or debt financings, among other methods. To the extent that we raise additional capital by issuing equity securities, our shareholders will experience dilution.

We are an early stage company and are not currently profitable. We cannot be certain that our business will be successful or that it will generate significant revenues and become profitable. An investment into an early stage corporation is very risky and we cannot guarantee the future success of our business.

We are dependent upon certain key members of management. Our success will depend to a significant degree on the abilities and efforts of our senior management. Moreover, our success depends on our ability to attract, retain and motivate qualified management, marketing, technical and sales personnel. These people are in high demand and often have competing employment opportunities. The labor market for skilled employees is highly competitive and we may lose key employees or be forced to increase their compensation to retain these people. Employee turnover could significantly increase our recruitment, training and other related employee costs. The loss of key personnel, or the failure to attract qualified personnel, could have a material adverse effect on our business, financial condition or results of operations.

Portions of our operating expenses and costs of goods sold are relatively fixed, and we may have limited ability to reduce expenses sufficiently in response to any revenue shortfalls. Many of our operating expenses are relatively fixed. We may not be able to adjust our operating expenses or other costs sufficiently to adequately respond to any revenue shortfalls. If we are unable to reduce operating expenses or other costs quickly in response to any declines in revenue, it would negatively impact our operating results, financial condition and cash flows.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products. We often schedule internal production and place orders for products with independent manufacturers before our customers' orders are firm. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of product to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include: - an increase or decrease in consumer demand for our products or for products of our competitors; - our failure to accurately forecast customer acceptance of new products; - new product introductions by competitors; - unanticipated changes in general market conditions or other factors, which may result in cancellations of orders; - weak economic conditions or consumer confidence, which could reduce demand for discretionary items such as our products; and - terrorism or acts of war, or the threat of terrorism or acts of war, which could adversely affect consumer confidence and spending or interrupt production and distribution of product and raw materials. There can be no assurance that we will be able to successfully manage inventory levels to exactly meet future order and reorder requirements.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter. Sales of bicycle products may be seasonal in certain parts of the world. Weather conditions may also negatively impact sales. These factors could have a material adverse effect on our business, results of operations, and financial condition.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the founders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions (other than through its voting rights). The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the founders may change the management of the Company, and even force out minority holders of securities. The founders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

Based on target number of securities and target offering amount, including reasonable market analysis. In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

EVELO, Inc.

- New York Corporation
- Organized January 2012
- 9 employees

1411 34th Ave

Seattle WA 98122

www.evelo.com

Business Description

Refer to the EVELO profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

EVELO is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Boris Mordkovich

Co-Founder & President at EVELO Electric Bicycle Company

Cambridge, Massachusetts | Transportation/Trucking/Railroad

Current	EVELO Electric Bicycles
Previous	RelayRides, AdWatcher, Kiva
Education	City University of New York-Baruch College - Zicklin School of Business

Connect | Send Boris InMail

500+ connections

https://www.linkedin.com/in/borismordkovich

Posts

Published by Boris

See more



EVELO Just Got Featured in New York Times -...

August 5, 2016



Join EVELO Crowdfunding Round - How We Are...

September 21, 2015



Why EVELO CEO wants to talk to every single...

September 4, 2015

Background

Summary

Self-motivated, results-oriented, hands-on entrepreneur with a record of successful accomplishments in the technology, marketing and non-profit sectors.

Published author.

Specialties: Transportation, manufacturing, online marketing, publishing, peer-to-peer technology.



View Boris Mordkovich's Profile on About.Me

Experience

Co-Founder & CEO
EVELO Electric Bicycles
August 2011 – Present (5 years 3 months) | Cambridge, MA

EVELO is a Boston-based electric bicycle company launched in 2011 with the ultimate goal of making cycling more enjoyable and removing barriers that keep people from cycling!

We produce, distribute and support stylish electric bicycles that make hills and headwind disappear, shorten commute times and make cycling more fun than ever!

When you deal with us, you are dealing with a small group of people obsessively committed to delivering fantastic customer service.

It's been an exciting 3 year journey and we can't wait to see what the future holds!


EVELO
ELECTRIC BICYCLES

EVELO - Quick Overview of What EVELO El...



Interview with Boris Mordkovich, Co-Founder ...

Director of Marketing
RelayRides

March 2010 – April 2011 (1 year 2 months) | Boston, MA

RelayRides is one of the world's first neighbor-to-neighbor carsharing platforms. Currently operates in Boston and San Francisco. Funded by Google Ventures and other VCs.

• Came onboard as one of the first 3 employees in order to develop a brand image and a web presence for a new startup.
• Responsible for user acquisition through development and implementation of online and offline marketing campaigns.
• Managed a small marketing team, comprised of consultants, remote staff, and in-house employees.

Director of Operations
AdWatcher

adwatchisobar

December 2003 – August 2010 (6 years 9 months) | New York

AdWatcher is an ad management and click fraud detection software designed to help small to mid-size businesses finetune their marketing efforts online. It was one of the first click fraud services on the market.

• Identified a need in the marketplace for software to combat online marketing fraud.
• Developed the concept and put together a team to turn the idea into a final product.
• Managed the day-to-day operations of the business and led further research and development.

2 recommendations

Pinny Cohen
Consumer Behavior - Business Consulta...

Boris oversaw the creation of what is likely the most comprehensive fraud & ROI tracking system for advertising campaigns. ... View↓



Roman Serebryakov
CEO at Onix-Systems, Ltd - OUTSOUR...

Boris is an outstanding client. We have been working with him on several projects. He is positive, smart and wonderful to... View↓

Kiva Fellow
Kiva

January 2009 – August 2009 (8 months) | Tajikistan and Kyrgyzstan

Kiva is the world's first peer-to-peer lending platform. Launched to help alleviate poverty around the world through micro-loans, it has seen tremendous growth with over $250M loaned through its platform since inception.

• Provided on-the-ground support for Kiva Partners - microfinance institutions - in Tajikistan and Kyrgyzstan.
• Ensured smooth technical integration of the Kiva's technology platform with the partners day-to-day operations.
• Conducted in-person case studies with microfinance borrowers in order to evaluate progress of the loans.

1 recommendation



Renat Ibragimov
Proactive leader in developing and managing microfinance institutions

Boris served at our company as a Kiva Fellow and was an asset to our company. During this time, he was showing increadible results. I have been consistently impressed by both Boris's attitude towards his work and his performance on the job. His... View↓

Marketing Consultant
Tour d'Afrique

October 2008 – January 2009 (4 months)

Tour d'Afrique is an adventure travel company that organizes one-of-a-kind cycling expeditions and races through Africa, Asia, South America and Europe.

Publisher
Search Marketing Standard

January 2006 – December 2008 (3 years) | New York

Search Marketing Standard is a quarterly print publication that was created to help small to mid size businesses and online marketers stay on top of the industry.

• Launched the first and only print publication for the search marketing industry.
• Grew subscription base of the magazine to 50,000-plus readers over 2-½ years.
• Hired, trained and managed a team of in-house employees and outside contractors to handle operations.

▾ 9 recommendations, including:

Kevin Gold
Marketing Executive, Inbound Marketing...
Boris is an exemplary professional. His strong commitment to value and tireless follow-through makes Boris an outstanding... View↓

Dan Megan
Director of Sales, Data Security
Boris is an exceptional person with outstanding business and organizational skills. He is thorough and understands what... View↓

7 more recommendations↓

Languages

English
Native or bilingual proficiency

Russian
Native or bilingual proficiency

Chinese
Limited working proficiency

Skills

Top Skills

- 50 Online Marketing
- 29 Online Advertising
- 21 Entrepreneurship
- 13 Start-ups
- 12 SEM
- 10 Analytics
- 9 Marketing
- 8 Web Analytics
- 7 SEO
- 6 PPC

Boris also knows about...

- 5 Publishing
- 5 Advertising
- 4 Facebook
- 4 Digital Strategy
- 3 Transportation
- 3 WordPress
- 3 E-commerce
- 1 Digital Marketing
- 1 Link Building
- 1 SEO copywriting

Education

City University of New York-Baruch College - Zicklin School of Business

BA, Entrepreneurship and Small Business Management

2004 – 2008

Organizations

Additional Organizations

American Red Cross, Kiva (www.kiva.org), FORGE (www.forgenow.org)

Recommendations

Received (12) Given (9)

Director of Operations
AdWatcher

Pinny Cohen
Consumer Behavior - Business Consultant / Investor

"Boris oversaw the creation of what is likely the most comprehensive fraud & ROI tracking system for advertising campaigns. I highly recommend Boris for anyone who needs an analytical person to assist in a project, or who is looking for expert knowledge of fraud prevention related to Pay Per Click.

June 10, 2007, Pinny was with another company when working with Boris at AdWatcher



Roman Serebryakov
CEO at Onix-Systems, Ltd - OUTSOURCING TO UKRAINE (web, iphone/ipad, BPO)

"Boris is an outstanding client. We have been working with him on several projects. He is positive, smart and wonderful to work with. I highly recommend Boris and I do look forward to working with him in the future.

March 29, 2007, Roman was a consultant or contractor to Boris at AdWatcher

Kiva Fellow
Kiva



Renat Ibragimov
Proactive leader in developing and managing microfinance institutions

"Boris served at our company as a Kiva Fellow and was an asset to our company. During this time, he was showing increadible results.

I have been consistently impressed by both Boris's attitude towards his work and his performance on the job. His interpersonal and communication skills have allowed him to develop productive working relationships with our staff, he is... **more**

September 2, 2009, Renat was Boris's client

Publisher
Search Marketing Standard



Kevin Gold
Marketing Executive, Inbound Marketing, B2B, customer acquisition and retention, digital strategy, growth marketing

"Boris is an exemplary professional. His strong commitment to value and tireless follow-through makes Boris an outstanding business partner. I have worked with Boris for over four years as a contributor to Search Marketing Standard (the leading print publication for the Search Engine Marketing industry) and later as a member of the company that acquired Search Marketing... **more**

August 26, 2008, Kevin was with another company when working with Boris at Search Marketing Standard



Dan Megan
Director of Sales, Data Security

"Boris is an exceptional person with outstanding business and organizational skills. He is thorough and understands what drives business success, including marketing, finance, sales and talent management.

Boris is an asset to any team he works withand has the highest ethical standards. I've enjoyed working with him in the past and look forward to doing so in the future.

August 20, 2008, Dan was a consultant or contractor to Boris at Search Marketing Standard

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Yevgeniy Mordkovich

Co-Founder at Evelo

Greater New York City Area | Consumer Goods

Current: EVELO Inc

Previous: Mordcomm, Inc, Hebrew Free Loan Society, Search Marketing Standard, Inc

Education: Pace University

Send Yevgeniy InMail

272 connections

https://www.linkedin.com/in/yevgeniy-mordkovich-115a555

Contact Info

Background

Experience

Managing Director
EVELO Inc
September 2011 – Present (5 years 2 months) | new york

EVELO produces and distributes a line of beautiful, efficient and smart electric bicycles that make cycling accessible to everyone.

With a direct-to-consumer distribution model and a growing network of Ambassadors (existing customers), EVELO has started on the ground floor of a new industry and is growing quickly (Over $2 in sales million projected in 2015; 86% revenue growth in 2014 over 2013). Projected sales of over $4 million for 2016 and a target of approximately $10 million in 2017

Our customers range from commuters to baby boomers to families and everybody in between. The electric bicycle opens up opportunities to become more active, spend time outdoors, and go further and faster.

When riding one of EVELO electric bicycles, it makes hills feel flat and distances shrink, so you can cycle just about anywhere regardless of age, fitness levels or terrain.

To see our line of products in action, check out http://www.evelo.com and http://omni.evelo.com.

To see what our customers have to say about us, take a look at http://www.shopperapproved.com /reviews/evelo.com/

Learn more at:

www.TransAmericanElectricBikeTour.com
www.EVELO.com/Challenge


EVELO
ELECTRIC BICYCLES

EVELO Electric Bikes Promo


OMNI WHEEL

Review the Omni wheel features

Director Of Operations
Mordcomm, Inc
2003 – January 2014 (11 years)

Supervised the development of AdWatcher.com – an award wining suite of tools designed to help businesses to get the most out of their search engine marketing campaigns.

Introduced AdScientist.com – a search engine bid management solution to the MordComm family of products.

Co-founded SEMCompare.com – a user driven comparison site for SEM agencies and end-clients.

1 recommendation

Alex Lukashov
Director of Sales at AdStage

Eugene is a great person to work with. He maintains professional attitude at all times and strives to achieve excellence in everything he does. He is extremely persistent and has great leadership qualities. I highly recommend him as he is a very... View↓

Microenterprise Program Coordinator
Hebrew Free Loan Society
March 2010 – February 2011 (1 year)

Coordinator for Microenterprise Loan Program serving the Jewish communities of New York City

Publisher
Search Marketing Standard, Inc
2006 – 2008 (2 years)

Managed the first and leading print publication covering the Search Marketing Industry.

Co-authored and published a highly acclaimed book on Search Engine Marketing.

Co-founded PayPerClickUniverse.com – a free resource providing businesses that advertise online with the information about the latest trends and products in the Search Marketing Industry

Languages

Russian

Lithuanian

Skills

Top Skills

- 18 Online Advertising
- 16 Advertising
- 15 Marketing Strategy
- 13 Leadership
- 11 SEM
- 9 Business Development
- 7 Marketing
- 7 Online Marketing
- 7 Start-ups
- 6 E-commerce

Yevgeniy also knows about...

6 Strategic Partnerships, 5 Publishing, 4 Entrepreneurship, 4 Strategy, 3 Nonprofits, 3 PPC, 2 Market Research, 2 SEO, 2 Small Business, 2 Web Analytics, 2 Affiliate Marketing, 1 Non-profits, 1 Project Management, 1 Technical Support, 1 Internet Entrepreneur, See 16+ >

Education

Pace University
Bachelors, Computer Science
1999 – 2004

University of Scranton
MBA, Business
2009

Additional Info

Personal Details

Birthday: July 23

Recommendations

Received (1)

Director Of Operations

Mordcomm, Inc

Alex Lukashov
Director of Sales at AdStage

"Eugene is a great person to work with. He maintains professional attitude at all times and strives to achieve excellence in everything he does. He is extremely persistent and has great leadership qualities. I highly recommend him as he is a very pleasant professional gentleman.

March 10, 2008, Alex worked indirectly for Yevgeniy at Mordcomm, Inc

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